EXHIBIT 99.2

NEXSTAR MEDIA GROUP DECLARES QUARTERLY CASH DIVIDEND OF $1.69 PER SHARE, ANNOUNCES NEW $1.5 BILLION SHARE REPURCHASE AUTHORIZATION

IRVING, Texas (July 26, 2024) – Nexstar Media Group, Inc. (NASDAQ: NXST) announced today that its Board of Directors declared a quarterly cash dividend of $1.69 per share of its common stock. The dividend is payable on Friday, August 23, 2024, to shareholders of record on Friday, August 9, 2024. In addition, The Board of Directors also approved a new share repurchase program authorizing the Company to repurchase up to $1.5 billion of its common stock. The new share repurchase authorization is in addition to Nexstar’s existing share repurchase program announced in July 2022, of which $496 million remained as of May 8, 2024.

While the Company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the Board of Directors at its discretion.

The share repurchase authorization will be executed at the Board’s discretion and any share repurchases are subject to regulatory limitations.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across its television and digital platforms, including more than 310,000 hours of programming produced annually by its business units. Nexstar owns America’s largest local television broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 117 U.S. markets reaching 220 million people. Nexstar’s national television properties include The CW, America’s fifth major broadcast network, NewsNation, our national news network providing “News for All America,” popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including its local TV station websites, The Hill and NewsNationNow.com, are collectively a Top 10 U.S. digital news and information property. For more information, please visit nexstar.tv.

Investor Contacts:

Lee Ann Gliha

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni or Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

972/373-8800

gweitman@nexstar.tv

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